EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8 filed as of July 11, 2008) of Nile Therapeutics, Inc. for the registration of 5,517,676 its common stock and to the use of our report dated March 25, 2008, relating to the December 31, 2007 financial statements of Nile Therapeutics, Inc.

/s/ Hays & Company, LLP

New York, New York

July 11, 2008